EXHIBIT 10.10

TERMS OF EMPLOYMENT

1. Employer: Phenomix Corporation (“Phenomix”).

2. Employee: David A. Campbell, Ph.D. (“Employee”).

3. Title: Vice President, Drug Discovery.

4. Commencement Date: May 4, 2003 (“Start Date”).

5. Level of Commitment: Full-time basis.

6. Reports to: President & Chief Executive Officer

7. Salary: $205,000 per year, to be earned and paid in semi-monthly installments, payable in arrears, less applicable withholding tax and payroll deductions.

8. Stock Option: Phenomix will recommend that its Board of Directors grant to Employee a stock option to acquire 300,000 shares of common stock of Phenomix at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such stock option grant will be on customary terms, provided that the stock options will become vested and exercisable over a period of four years, with 25% of options becoming vested and exercisable on the first anniversary of the Start Date, and the remaining 75% becoming vested and exercisable monthly over months 13 through 48 following the Start Date.

9. Benefits: Employee shall be entitled to customary employee benefits, such as group health insurance coverage, participation in a 401(k), and other fringe benefits offered by Phenomix to other employees at a similar level of responsibility.

10. Phenomix’s Policies: Employee will be required to comply with customary Phenomix policies, including without limitation, maintaining the confidentiality of Phenomix’s confidential information, assigning to Phenomix inventions made by Employee during the term of employment, and not pursuing competitive activities during the term of employment. Employee will be required to sign Phenomix’s standard employee confidential information and inventions agreement, a copy of which is attached hereto.

11. Duration: Employee’s employment with Phenomix will be “at will,” which means that Employee has the right to terminate employment with Phenomix at any time and that Phenomix reserves for itself an equal right to terminate the relationship. Nothing in this Agreement is intended to modify this at will employment relationship.

REVIEWED AND APPROVED:

April 24, 2003	PHENOMIX CORPORATION

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D.
President & Chief Executive Officer

April 24, 2003	/s/ David A. Campbell
David A. Campbell, Ph.D.